Exhibit 99.1

Blueknight Announces Growth Projects

TULSA, Oklahoma – December 13, 2021 - Blueknight Energy Partners, L.P. (“Blueknight” or the “Partnership”) (Nasdaq: BKEP and BKEPP), announced today that it has entered into a definitive agreement to acquire an asphalt terminal and 200-acre industrial park in Colorado and, in a separate arrangement, entered into a definitive agreement to organically expand the storage, logistics, and product capabilities at an existing asphalt terminal owned by Blueknight. The projects were approved by Blueknight’s Board of Directors.

The combined capital requirements for the two growth projects are expected to range between $14 and $16 million initially, with potential future expansion opportunities ranging between $5 and $10 million in additional growth capital. The projects will be funded with borrowings available under Blueknight’s revolving credit facility and are expected to deliver attractive investment returns in-line with management’s long-term targets. The weighted-average customer contract term related to the two projects is approximately eight years.

“We are pleased to announce projects that showcase our ability to identify and execute accretive opportunities with high-quality customers that fully align with our growth strategy and further enhance Blueknight’s asphalt terminalling portfolio,” commented Andrew Woodward, Chief Executive Officer.

Asphalt Terminal Acquisition

Blueknight entered into a definitive agreement to acquire a 200-acre industrial property in Colorado from an undisclosed seller. The site includes an asphalt terminal with approximately 335 thousand barrels of liquid asphalt storage capacity, of which 155 thousand barrels of storage capacity is operational and currently leased by an existing Blueknight investment grade refining customer. Blueknight plans to further expand current utilization of the existing asphalt terminal and other industrial services at the site not currently factored in its return expectations. Closing is expected to occur in the next 30 to 60 days subject to customary closing conditions.

Organic Expansion at Existing Asphalt Terminal

Blueknight entered into a definitive agreement with a current third-party customer to materially enhance the site capabilities of an existing asphalt terminal owned by Blueknight. Project scope includes the construction and installation of inbound rail logistics, blending equipment for polymer modified asphalt, and additional tank storage. Blueknight anticipates the project will be in service during the fourth quarter of 2022 with initial construction pending final permitting and regulatory approval.

About Blueknight

Blueknight (Nasdaq: BKEP and BKEPP) is a publicly traded master limited partnership that owns the largest independent asphalt terminalling network in the country. Operations include 8.7 million barrels of liquid asphalt storage capacity across 53 terminals and 26 states throughout the U.S. Blueknight is focused on providing integrated terminalling solutions for tomorrow’s infrastructure and transportation end markets. More information is available at www.bkep.com.

Forward-Looking Statements

This release may include forward-looking statements. Statements included in this release that are not historical facts are forward-looking statements. These statements include, but are not limited to, statements with respect to future growth projects, capital requirements, future expansion opportunities and expected investment returns. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s future cash flows and operations, the Partnership’s ability to pay future distributions, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Matthew Lewis, Chief Financial Officer

(918) 237-4032

investor@bkep.com